Exhibit 10.5

July 23, 2018

Re:          Amendment to Offer Letter

Dear Jack:

This letter (this “Letter”) memorializes our discussions regarding the Offer Letter between Florida Community Bank, National Association (the “Company Bank”), a subsidiary of FCB Financial Holdings, Inc. (the “Company”), and you, dated July 27, 2017 (the “Offer Letter”).  Terms that are capitalized but not defined herein shall have the meaning set forth in the Agreement and Plan of Merger dated as of July 23, 2018 (the “Merger Agreement”) among the Company, Synovus Financial Corp. (“Parent”) and Azalea Merger Sub Corp.

Subject to the conditions set forth herein, effective upon the occurrence of the Effective Time, the paragraphs of the Offer Letter under the headers “Change in Control” and “Sign-on Bonus Terms and Conditions” and shall be deleted, and in full satisfaction of the obligations to you pursuant to the paragraph under the header “Change in Control,” you shall receive a cash payment equal to $412,500, which shall be paid to you in a lump sum on the Closing Date (less applicable taxes), and the obligation to repay the “Sign-on Bonus” (as described in the Offer Letter) shall lapse as of the Effective Time, in each case, subject to your execution of a release of claims in a form provided to you by the Company prior to the Effective Time.  The amendment of the “Change in Control” paragraph of the Offer Letter consistent with the foregoing is subject to the compensation committee of the board of directors of the Company adopting a resolution irrevocably amending the Offer Letter (and any arrangements that are aggregated with the Offer Letter for purposes of Section 409A of the Code) in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(B).

In addition, notwithstanding any provision to the contrary of a Company Benefit Plan (for the avoidance of doubt, including any award agreement) or any other agreement, contract or arrangement, in the event that compensation or benefits payable to you in connection with the transactions contemplated by the Merger Agreement or a termination of your employment thereafter are subject to Sections 280G and 4999 of the Code, such compensation or benefits shall be reduced only to the extent that such reduction would result in you receiving compensation and benefits with a greater value on an after-tax basis than if the compensation and benefits were not reduced.  All determinations with respect to the applicability of Sections 280G and 4999 of the Code to the compensation and benefits described in this paragraph shall be made by Deloitte Tax LLP, and the Company shall cooperate with you in good faith in valuing, and the accounting firm shall take into account the value of, services provided or to be provided by you (including with respect to refraining from performing services pursuant to a covenant not to compete).

In addition, the Company Bank shall maintain, for your benefit, director and officer liability insurance in such form and with such limits and coverages as are reasonably acceptable to you, or at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company Bank on the date hereof.  You also shall be indemnified by the Company Bank against liability as an officer and director of the Company Bank and any subsidiary or affiliate of the Company Bank to the maximum extent permitted by the Company Bank’s Charter and/or By-Laws.  Your rights under this paragraph shall continue so long as you may be subject to such liability.

If the Merger Agreement is terminated prior to the Effective Time in accordance with its terms, this Letter shall be null and void ab initio.

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Please sign and return this Letter and return it as soon as possible to acknowledge your irrevocable consent to the terms of this Letter.

Sincerely,

By:	/s/ Kent S. Ellert
Name:	Kent S. Ellert
Title:	Chief Executive Officer

Accepted and Acknowledged:

/s/ Jack Partagas